Exhibit 10.6

EXECUTION COPY

FIRST AMENDMENT AND WAIVER

THIS FIRST AMENDMENT AND WAIVER dated as of July 10, 2008 (this “Amendment”) amends the Second Amended and Restated Credit Agreement dated as of November 8, 2007 (the “Credit Agreement”) among ACE Limited (the “Parent”), certain subsidiaries thereof, various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

WHEREAS, the Parent has informed the Administrative Agent that the Parent expects to re-domesticate to move its place of incorporation from the Cayman Islands to Switzerland; and

WHEREAS, the Parent has requested and the parties have agreed to amend the Credit Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Amendments to Credit Agreement. Subject to the conditions set forth in Section 4, the Credit Agreement is amended as set forth in this Section 1.

1.1 The recital of the parties to the Credit Agreement is amended by deleting the language “, a Cayman Islands company” immediately following the phrase “among ACE Limited” therein.

1.2 Section 1.01 is amended by adding the following defined terms in appropriate alphabetical sequence:

“Guidelines” means, collectively, the guidelines numbered S-02.122.1 (4-1999), S-02.122.2 (4-1999), S-02.123 (9-1986), S-02.128 (1-2000) and S-02.130.1 (4-1999) issued by the Swiss Federal Tax Administration.

“Non-Qualifying Lender” means a Person that is not a Qualifying Lender.

“Qualifying Lender” means a Person that conducts effectively banking activities, with its own infrastructure and staff, as its principal business purpose and that has a banking license in full force and effect issued in accordance with the banking laws of its jurisdiction of organization or, if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch.

“Swiss Withholding Tax” means Swiss anticipatory tax (Verrechnungssteuer).

“Ten Non-Bank Rule” means the rule that not more than ten creditors of the Parent under this Agreement may be Non-Qualifying Lenders (as provided in the applicable Guidelines) without triggering Swiss Withholding Tax.

“Twenty Non-Bank Rule” means the rule that not more than 20 creditors of the Parent under all interest-bearing obligations for borrowed money of the Parent may be Non-Qualifying Lenders (as provided in the applicable Guidelines) without triggering Swiss Withholding Tax.

1.3 The definition of “Affected Lender” in Section 1.01 is amended by (a) substituting a comma for the word “or” immediately before the reference to “(iii)” therein and (b) adding the following new clause before the period at the end of thereof:

or (iv) becomes a Non-Qualifying Lender if the Parent determines such Lender’s continuation as a Lender would, or would be reasonably likely to, result in Swiss Withholding Tax being applicable to any payment under this Agreement.

1.4 Section 2.08 is amended by adding the following new clauses (d) and (e) at the end thereof:

(d) Minimum Interest Rates. The various rates of interest provided for in this Agreement are minimum interest rates. The parties hereto have assumed that interest at such rates is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties hereto do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, each Lender, the Parent and the Administrative Agent agree that if Swiss Withholding Tax is imposed on any interest payment by the Parent to any Lender and it is unlawful for any reason for the Parent to comply with Section 2.13 when it would otherwise be required to make any payment under such Section, then any payment of interest to be made by the Parent to such Lender shall be increased to an amount which (after making any deduction of the Non-refundable Portion of Swiss Withholding Tax as defined below) results in a payment to such Lender of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. In calculating the amount due pursuant to the foregoing sentence, Swiss Withholding Tax shall be calculated on the full grossed-up interest amount. For purposes of the foregoing, “Non-refundable Portion of Swiss Withholding Tax” means Swiss Withholding Tax at the standard rate (which, as of July 1, 2008, is 35%) unless according to an applicable double tax treaty, the Non-refundable Portion of Swiss Withholding Tax for any Lender is a specified lower rate, in which case such lower rate shall be applied in relation to such Lender. No payment pursuant to this clause (d) shall be in duplication of any payment pursuant to Section 2.13.

(e) Refunds of Increased Interest. If a Lender shall become aware that it is entitled to claim a refund from a governmental authority in respect of increased interest paid pursuant to clause (d) above, such Lender shall promptly notify the Parent of the availability of such refund claim and shall, within 30 days after receipt of a request by the Parent, make a claim to such governmental authority for such refund at the Parent’s expense, if obtaining such refund would not, in the good faith judgment of such Lender, be materially disadvantageous to such Lender; provided that nothing in this clause (e) shall be construed to require any Lender to institute any administrative proceeding (other than the filing of a claim for any such refund) or judicial proceeding to obtain any such refund. If a Lender determines, in its sole discretion, that it has received a refund in respect of any increased interest paid pursuant to clause (d) above, such Lender shall, within 60 days from the date of such receipt, pay over such refund to the Parent (but only to the extent of the increased interest paid by the Parent under clause (d) above giving rise to such refund), net of all out-of-pocket expenses of such Lender in obtaining such refund and without interest (other than interest paid by the relevant governmental authority with respect to the relevant portion of such refund); provided that the Parent, upon request of such Lender, agrees to repay the amount paid over to the Parent (plus penalties, interest or other charges) to such Lender in the event such Lender is required to repay such refund to such governmental authority. Nothing in this clause (e) shall be construed to require any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Parent or any other Person.

1.5 Section 5.01(e) is amended by adding the phrase “or if such disclosure would violate any applicable law” before the period at the end thereof.

1.6 Section 5.01 is amended by adding the following new Section (k) at the end thereof:

(k) Ten Non-Bank Rule and Twenty Non-Bank Rule. In the case of the Parent, ensure that (a) it complies with the Ten Non-Bank Rule and the Twenty Non-Bank Rule; and (b) the aggregate number of Lenders and holders of participations, sub-participations or other interests in any Lender’s rights hereunder that are Non-Qualifying Lenders does not exceed ten at any time; provided that under no circumstances shall any failure of the Parent to comply with this Section 5.01(k), or the application of Swiss Withholding Tax to any payment hereunder, be a Default hereunder.

1.7 Section 9.06(b) is amended by (a) adding “(i)” in the third sentence thereof immediately after the phrase “participating interest shall provide that” and (b) adding the following text before the period at the end of such sentence:

; and (ii) no further participation, sub-participation or other transfer by the Participant of any rights or obligations thereunder may be made in violation of Section 9.06(f).

1.8 Section 9.06 is amended by adding the following new Section (f) at the end thereof:

(f) Notwithstanding the foregoing provisions of this Section 9.06, Section 9.07 or any other provision of this Agreement, no Lender or Participant may assign, participate, sub-participate or otherwise transfer any ownership interest in (any of the foregoing, a “Transfer”) any of its rights or obligations hereunder (including any right to provide all or any portion of any Loan as contemplated by Section 9.07), under any other Loan Document or under any participation agreement or similar document unless (i) the proposed assignee, participant, sub-participant or other transferee (any of the foregoing, a “Transferee”) has delivered a certificate to such Lender, the Administrative Agent and the Parent confirming that it is a Qualifying Lender; or (b) not less than five Business Days’ prior to the proposed Transfer, such Lender has delivered to the Parent (with a copy to the Administrative Agent) a written request for the Parent’s consent to such Transfer, which request shall identify the proposed Transferee. The Parent will not unreasonably withhold or delay its consent to any Transfer, provided that (A) the Parent may condition such consent upon its receipt of a copy of a ruling from the Swiss Federal Tax Administration to the effect that such Transferee will be treated as a single Non-Qualifying Lender for purposes of Swiss Withholding Tax matters; and (B) the Parent may withhold its consent if such Transfer would result in a breach of the Ten Non-Bank Rule or the Twenty Non-Bank Rule or otherwise result in any payment by any Loan Party hereunder becoming subject to Swiss Withholding Tax. If any Lender makes any Transfer in violation of this Section 9.06(f), then (1) such Lender shall reimburse and indemnify the Parent for all losses, liabilities, taxes, costs and expenses incurred as a result thereof and (2) the Parent shall not be required to make any increased payment to such Lender or the applicable Transferee pursuant to Section 2.08(d) or Section 2.13. The provisions of this Section 9.06(f) shall terminate and be of no further force or effect if the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents have become forthwith due and payable (at maturity, by acceleration or otherwise).

1.9 Section 9.11(a) is amended by inserting the phrase “in the Borough of Manhattan” immediately after the phrase “court of the United States of America sitting” therein.

1.10 The first sentence of Section 9.11(b) is amended by adding the phrase “sitting in the Borough of Manhattan in New York City” immediately before the period at the end thereof.

1.11 The following new Section 9.16 is added in the appropriate numerical sequence:

Section 9.16. Certain Swiss Withholding Tax Matters. (a) If the Ten Non-Bank Rule, the Twenty Non-Bank Rule or any other law, rule or guideline regarding Swiss Withholding Tax is amended in any material respect after July 1, 2008, then the Parent or the Administrative Agent may (and, upon request of the Required Lenders, the Administrative Agent shall), by written notice to the other, request that this Agreement be amended to reflect such change. Promptly after any such request, the Parent and the Administrative Agent shall enter into discussions regarding an amendment hereto that will place the parties hereto in substantially the same position (or in a different position acceptable to the Parent and the Required Lenders) from a Swiss Withholding Tax perspective as they would have been in if the change had not happened. Without limiting the foregoing, (i) the Parent agrees that it will promptly agree to any amendment requested by the Administrative Agent or the Required Lenders that would ease the restrictions set forth in Section 9.06(f) if such amendment would not result in any greater risk that Swiss Withholding Tax would be applicable to any payment under this Agreement;

and (ii) the Lenders and the Administrative Agent agree that they will promptly agree to any amendment requested by the Parent that would change the restrictions set forth in Section 9.06(f) if such amendment is necessary to avoid the risk that Swiss Withholding Tax would be applicable to any payment under this Agreement and is not unduly burdensome to the Lenders.

(b) Each Lender agrees that it will, and will cause any Person to which it sells any participation to, promptly notify the Parent and the Administrative Agent if for any reason it ceases to be a Qualifying Lender. Without limiting the foregoing, if at any time the Parent reasonably believes that any Lender’s status for Swiss Withholding Tax purposes has changed, then the Parent may request that such Lender (and each Lender agrees that under such circumstances it will) promptly confirm whether it is a Qualifying Lender or a Non-Qualifying Lender.

1.12 Exhibit C (the Form of Assignment and Assumption) is amended by adding the following new Section 8 in appropriate numerical sequence:

Section 8. Swiss Withholding Tax Matters. The Assignee represents to the Administrative Agent, the Parent and the Lenders, on the date on which it becomes a party to the Credit Agreement, that it is [not a Qualifying Lender][a Qualifying Lender] for purposes of Swiss Withholding Tax.

1.13 Exhibit E (the Form of Designation Agreement) is amended by adding the following new Section 8 in appropriate numerical sequence:

8. The Designee represents to the Administrative Agent, the Parent and the Lenders, on the date on which it becomes a party to the Credit Agreement, that it is [not a Qualifying Lender][a Qualifying Lender] for purposes of Swiss Withholding Tax.

SECTION 2. Waiver. The Required Lenders waive any Default that may arise under Section 5.01(d) of the Credit Agreement upon the re-domestication of the Parent to move its place of incorporation from the Cayman Islands to Switzerland in the third or fourth quarter of 2008 (the “Re-domestication”).

SECTION 3. Representations and Warranties. The Parent represents and warrants as follows:

3.1 Authorization. The execution, delivery and performance by the Parent of this Amendment are within its corporate powers, have been duly authorised by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the memorandum of association, articles of association or by-laws (or any comparable document) of any Loan Party or of any material agreement, judgment, injunction, order, decree or other instrument binding upon any Loan Party or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries.

3.2 Enforceability. This Amendment constitutes a legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms, subject to bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors’ rights, the application of equitable principles, the non-availability of the equitable remedies of specific performance or injunctive relief and, with respect to matters of Swiss law, the limitations and qualifications set forth in the opinion letter referred to in Section 5 below.

3.3 Representations and Warranties; No Default. After giving effect to this Amendment: (a) each representation and warranty of the Loan Parties contained in Section 4.01 of the Credit Agreement is true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty was true and correct as of such date) and (b) no Default has occurred and is continuing.

SECTION 4. Effectiveness of Amendment. This Amendment (including the waiver set forth in Section 2) shall become effective as of the date set forth above when the Administrative Agent has received counterparts hereof signed by the Required Lenders and the Parent; provided that the amendments set forth in Section 1 shall not become effective until the occurrence of the Re-domestication.

SECTION 5. Post-Closing Requirements. The Parent agrees that it will, within three Business Days after the effectiveness of the Re-domestication, deliver to the Administrative Agent (a) copies of the constitutional documents of the Parent as in effect after the Re-domestication, certified as being true and correct by an officer of the Parent; and (b) an opinion letter of Swiss counsel to the Parent substantially in the form of Exhibit A (and the Parent acknowledges and agrees that failure to timely deliver such items shall constitute an Event of Default).

SECTION 6. Continuing Effectiveness, etc. The Parent affirms that after giving effect to the Re-domestication and the effectiveness of this Amendment, the Credit Agreement, as amended hereby, and each other Loan Document to which any Loan Party is a party will remain in full force and effect and will continue to constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms. Without limiting the foregoing, the Parent represents and warrants that (a) the Re-domestication will not interrupt the continued corporate existence of the Parent and (b) all of the assets, property, rights, liabilities and obligations of the Parent immediately prior to the Re-domestication (including all rights, liabilities and obligations of the Parent under the Loan Documents) will continue to be the assets, property, rights, liabilities and obligations of the Parent after the Re-domestication.

SECTION 7. Swiss Withholding Tax Matters. Each Lender that is a party to this Amendment represents and warrants to the Parent and the Administrative Agent that, as of the date hereof, (a) it is a Qualifying Lender (as such term is defined in the Credit Agreement as amended hereby); (b) except as previously disclosed in writing to the Parent, such Lender has not assigned, participated, sub-participated or otherwise transferred any ownership interest in any of its rights or obligations under the Credit Agreement; and (c) it will not, without prior written notice to the Parent, assign, participate, sub-participate or otherwise transfer any ownership interest in any of its rights or obligations under the Credit Agreement prior to the date of the Re-domestication.

SECTION 8. Miscellaneous.

8.1 Effect of Amendment. After the effectiveness hereof, all references to the Credit Agreement set forth in any other agreement or instrument shall, unless otherwise specifically provided, be references to the Credit Agreement as amended hereby. Except as so amended, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms. The Parent agrees that the waiver described in Section 2 is limited to the specific terms thereof and shall not constitute or be deemed a waiver of any other Default or of any right or remedy arising as a result of any such other Default.

8.2 Construction. Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

8.3 Incorporation of Certain Provisions. Sections 1.02, 9.03, 9.06(a), 9.11 and 9.12 of the Credit Agreement shall apply hereto as if fully set forth herein, mutatis mutandis (it being understood that references therein to “this Agreement” or “the Loan Documents” are references to this Amendment).

8.4 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Delivery to the Administrative Agent of a signed counterpart hereof, or signature page hereto, by facsimile or e-mail (in a .pdf or similar file) shall be effective as delivery of an original manually-signed counterpart.

8.5 Further Assurances. Each Loan Party shall, at the request of the Administrative Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

ACE LIMITED

The Common Seal of ACE Limited was hereunto affixed in the presence of:

Robert Cusumano, General Counsel & Secretary

Paul Medini, Chief Accounting Officer

Signature Page to First Amendment to

ACE / JPMorgan Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:
Name:
Title:

Signature Page to First Amendment to

ACE / JPMorgan Credit Agreement

[Type or Print Name of Financial Institution]

By:
Name:
Title:

Signature Page to First Amendment to

ACE / JPMorgan Credit Agreement